Exhibit 99.1
For Immediate Release
VNUS MEDICAL TECHNOLOGIES REPORTS SECOND-QUARTER 2005 RESULTS:
$0.09 EARNINGS PER SHARE ON RECORD $12.3 MILLION NET REVENUES
194% Net Income Growth on 33% Revenue Growth Year-over-Year
SAN JOSE, Calif. — August 1, 2005—VNUS® Medical Technologies, Inc. (Nasdaq:VNUS), a leading provider of medical devices for the minimally invasive treatment of venous reflux disease, today announced its financial results for the second quarter ended June 30, 2005.
Net revenues for the second quarter were $12.3 million, an increase of 33% from $9.2 million for the corresponding quarter of 2004 and an increase of 10% from $11.2 million for the first quarter ended March 31, 2005. Net revenue growth was driven by increased sales of proprietary disposable endovenous catheters and accessory products, as well as increased unit sales of the company’s radiofrequency (RF) generators to hospitals and physicians for use in the VNUS Closure® procedure.
Second-quarter net income was $1.4 million, an increase of 194% from $471,000 for the corresponding quarter of 2004 and a moderate decrease from $1.5 million for the first quarter of 2005. Earnings per share for the second quarter were $0.09 on a fully diluted basis, compared with $0.04 for the second quarter of 2004 and with $0.10 for the first quarter ended March 31, 2005. The number of weighted average shares outstanding used in the per-share calculations decreased sequentially from 15.7 million to 15.6 million for the second quarter of 2005, due primarily to the dilutive effect of stock options outstanding, which was partially offset by stock option exercises.
Net income for the second quarter of 2005 included the effect of a non-cash charge for stock-based compensation of $128,000. This compared with non-cash charges for stock-based compensation of $296,000 for the corresponding quarter of 2004 and $198,000 for the first quarter ended March 31, 2005.
VNUS’ balance sheet at June 30, 2005 included cash, cash equivalents and short-term investments of $69.6 million. The company generated approximately $1.3 million in net cash flows during the second quarter.
“We’re pleased with our second-quarter results, which showed strong year-over-year growth at the top and bottom lines,” said VNUS President and Chief Executive Officer Brian Farley. “Second-quarter revenues came in at the high end of our expectations, and net income exceeded our expectations for the second quarter. In addition, we continued our clinical success and progress toward a release in the second half of 2005 of our VNUS RFS™ family of products, which can be used for perforator vein ablation. ”
VNUS also announced today its business outlook for the third-quarter and full-year 2005.
BUSINESS OUTLOOK
VNUS currently estimates that third-quarter 2005 net revenues will range from approximately $13.0 million to $13.2 million. The company continues to invest in the growth of its business by expanding its sales force and marketing activities, and in general and administrative functions to support its operations as a public company. Partially as a result of these ongoing investments, VNUS currently estimates that third-quarter net income will range from approximately $0.75 million to $1.0 million, or $0.05 to $0.06 per share on a fully diluted basis. The number of weighted average shares outstanding used to calculate fully diluted net income per share for the third quarter is currently estimated to range from approximately 15.8 million to 16.0 million.
VNUS currently expects that full-year 2005 net revenues will range from approximately $51.0 million to $52.0 million and net income will range from approximately $5.4 million to $5.9 million, or $0.34 to $0.38 per share on a fully diluted basis. This outlook assumes approximately 15.7 million to 15.9 million weighted average shares outstanding for the full year.
TODAY’S TELECONFERENCE
The company will host its regular quarterly teleconference today at 2:00 p.m. PDT / 5:00 p.m. EDT. This call will be webcast live and as a replay on the company’s website at http://ir.vnus.com/. A phone replay will be available for one week after the live call at (719) 457-0820, code number 4116378.
ABOUT VNUS MEDICAL TECHNOLOGIES, INC.
VNUS is a leading provider of medical devices for the minimally invasive treatment of venous reflux disease, a progressive condition caused by incompetent vein valves in the leg. VNUS sells the Closure system, which consists of a proprietary radiofrequency (RF) generator and proprietary disposable endovenous catheters and devices to close diseased veins through the application of temperature-controlled RF energy. For more information, please visit the corporate website at www.vnus.com.
FORWARD-LOOKING STATEMENTS
In addition to statements of historical facts or statements of current conditions, VNUS has made forward-looking statements in this press release within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Words such as “expects” “estimates,” “believes,” or variations of such words and similar expressions, are intended to identify such forward-looking statements in this press release, including the statements regarding the outlook for VNUS’ business and revenue and net income forecasts, the statements made by Mr. Farley, and any other statements that refer to VNUS’ estimated or anticipated future results or business plans, such as the release of the VNUS RFS products. These statements are based on information available to VNUS as of the date of this press release and represent VNUS’ judgment only as of the date of this press release. Actual results may differ materially from current expectations based on a number of factors affecting VNUS’ business, including, among other things, changing competitive, market and regulatory conditions; changes in reimbursement levels established by governmental and third-party payors; the ability of VNUS to develop its products; the need for governmental clearances or approvals before selling products; the ability of VNUS to protect its patent position; the effectiveness of advertising and other promotional campaigns; the timely and successful implementation of strategic initiatives; the results of pending or future clinical trials; and overall economic conditions and general market conditions. Therefore, the reader is cautioned not to unduly rely on these forward-looking statements. VNUS expressly disclaims any intent or obligation to update these forward-looking statements except as required by law. Additional information concerning these and other risk factors can be found in press releases issued by VNUS and VNUS’ periodic public filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2005 and its Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 12, 2005. Copies of VNUS press releases and additional information about VNUS are available on the World Wide Web at www.vnus.com.
CONTACT:
Tim Marcotte
Vice President, Finance and Administration
Chief Financial Officer
(408) 473-1199
ir@vnus.com
—Financial Statements Attached

VNUS MEDICAL TECHNOLOGIES, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	June 30,	December 31,
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$48,486	$68,566
Short-term investments	21,143	—
Accounts receivable, net	6,505	5,347
Inventories, net	2,522	1,644
Prepaid expenses and other current assets	640	677

Total current assets	79,296	76,234
Property and equipment, net	1,263	1,096
Other assets	667	642

Total assets	$81,226	$77,972

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,071	$1,242
Accrued liabilities	3,775	4,311

Total current liabilities	4,846	5,553
Other liabilities	103	111

Total liabilities	4,949	5,664

Stockholders’ equity:
Common stock	15	14
Additional paid-in capital	115,296	114,698
Deferred stock-based compensation	(782)	(1,231)
Accumulated deficit	(38,252)	(41,173)

Total stockholders’ equity	76,277	72,308

Total liabilities and stockholders’ equity	$81,226	$77,972

VNUS MEDICAL TECHNOLOGIES, INC.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Net revenues	$12,314	$9,230	$23,506	$16,864
Cost of revenues (1)	3,145	2,285	5,875	4,135

Gross profit	9,169	6,945	17,631	12,729

Operating expenses Sales and marketing (1)	4,973	3,942	9,412	7,463
Research and development (1)	1,024	1,302	1,904	2,251
General and administrative (1)	2,070	1,199	3,920	2,116

Total operating expenses	8,067	6,443	15,236	11,830

Income from operations	1,102	502	2,395	899
Interest income and other income, net	385	21	746	53

Income before provision for taxes	1,487	523	3,141	952
Provision for income taxes	104	52	220	95

Net income	$1,383	$471	$2,921	$857

Net income per share
Basic	$0.09	$0.05	$0.20	$0.08
Diluted	$0.09	$0.04	$0.19	$0.08
Weighted average number of shares used in per-share calculations
Basic	14,561	1,357	14,483	1,349
Diluted	15,601	11,516	15,644	11,351

(1)	Includes the following charges for stock-based compensation:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Cost of revenues	$16	$24	$35	$38
Sales and marketing	29	147	117	219
Research and development	16	16	31	39
General and administrative	67	109	144	149

	$128	$296	$327	$445

VNUS MEDICAL TECHNOLOGIES, INC.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Six Months Ended
	June 30,
	2005	2004
Cash flows from operating activities:
Net income	$2,921	$857
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	266	193
Non-employee stock compensation and amortization of deferred stock compensation	327	445
Changes in operating assets and liabilities:
Accounts receivable	(1,158)	(1,081)
Inventory	(878)	(728)
Prepaid expenses and other assets	12	(124)
Accounts payable	(171)	412
Accrued and other liabilities	(544)	(87)

Net cash provided by (used in) operating activities	775	(113)

Cash flows from investing activities:
Purchase of short-term investments	(21,143)	—
Purchase of property and equipment	(433)	(278)

Net cash used in investing activities	(21,576)	(278)

Cash flows from financing activities:
Proceeds from the exercise of stock options for common stock	721	62

Net cash provided by financing activities	721	62

Net decrease in cash and cash equivalents	(20,080)	(329)
Cash and cash equivalents at the beginning of the year	68,566	11,711

Cash and cash equivalents at the end of the period	$48,486	$11,382